Exhibit 3.3

State of Delaware Secretary of State Division of Corporations Delivered 04:51 PM 04/02/2007 FILED 04:51 PM 04/02/2007 SRV 070390236 - 4100653 FILE

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEW ATA HOLDINGS INC.

                New ATA Holdings Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter referred to as the “Corporation”), DOES HEREBY CERTIFY as follows:

                FIRST: That the Board of Directors of the Corporation, by unanimous written consent of its members, filed with the minutes of the Board, duly adopted the following resolution setting forth an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and in the best interests of the Corporation:

RESOLVED, THAT THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS FILED WITH THE SECRETARY OF STATE OF THE STATE OF DELAWARE, BE AMENDED BY CHANGING THE FIRST ARTICLE THEREOF SO THAT, AS AMENDED SAID ARTICLE SHALL BE AND READ AS FOLLOWS:

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Global Aero Logistics Inc.

                SECOND: That in lieu of a meeting and vote of shareholders, a majority of shareholders have provided written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

                THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Brian Hunt, as an authorized person, this 2nd day of April, 2007.

By:	/s/ Brian T. Hunt
Name: Brian Hunt
Title: Secretary